Exhibit 16.1

July 13, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the information disclosed under “Change in Accountants” as it relates to Navitas Semiconductor Limited included in Amendment No.1 to the Registration Statement on Form S-4 of Live Oak Acquisition Corp. II, which we understand will be filed with the U.S. Securities and Exchange Commission. We are in agreement with the statements contained in the second, third, and fifth paragraphs therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ CohnReznick LLP